EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Sunny Uberoi
Media Relations 212.994.8206
suberoi@antigenics.com

Shalini Sharp
Investor Relations
800.962.2436
ir@antigenics.com
ANTIGENICS ANNOUNCES PRELIMINARY SURVIVAL DATA FROM ITS
RANDOMIZED PHASE 3 METASTATIC MELANOMA TRIAL
Better-prognosis Stage IV Patients Treated With Oncophage Show Improved Survival
Registrational Trial To Be Launched
Conference Call Today at 9:00 a.m. EDT
NEW YORK – October 10, 2005 – Antigenics Inc. (NASDAQ: AGEN), the world leader in heat shock protein technology, today announced findings from its preliminary analysis of a randomized Phase 3 study of Oncophage® (vitespen; formerly HSPPC-96) in patients with metastatic melanoma. The study, which is not intended for registration, showed that in all randomized (intent-to-treat) stage IV M1a patients, median survival improved by more than 50 percent in the Oncophage-treated arm compared with those in the physician’s choice treatment arm (20.9 months versus 12.8 months), which included the current array of therapies such as chemotherapeutics, biological agents and/or surgery. This is the first Phase 3 randomized trial of a cancer vaccine to show a potential survival benefit in this category of melanoma patients.
Comparison of survival data of the two groups in stage IV M1a category was made using the Kaplan-Meier method.1 The survival curve in the Oncophage arm clearly separates from the physician’s choice arm, and the difference appears indicative of a clinical benefit for Oncophage-treated stage IV M1a patients. The difference has not achieved statistical significance at the time of this preliminary analysis. A final analysis is expected during the first quarter 2006.
The M1a category of stage IV melanoma patients (a category defined by the American Joint Committee on Cancer, or AJCC) was prospectively stratified for this trial. Patients in this category are routinely identified in a clinical setting with distant metastases in the skin, subcutaneous tissue or distant lymph nodes.
“This potential benefit with heat shock protein vaccination in stage IV M1a advanced melanoma is encouraging and consistent with the concept that immunological therapy is most appropriate for patients with M1a disease,” said John M. Kirkwood, MD, director of the Melanoma Center at The University of Pittsburgh Cancer Institute, and professor and vice chairman for clinical research in the university’s department of medicine. “These patients are the appropriate target for the most advanced molecular and vaccine interventions. It is in these patients that application of immunological therapies such as the heat shock protein vaccine Oncophage could likely achieve its greatest therapeutic impact.”
Based on these findings, as well as the advice received during an international panel of melanoma experts, held on October 7, 2005, Antigenics plans to commence a Phase 3 study for the purposes of registering Oncophage in this patient group.
“These findings further validate our technology platform and our ability to create personalized cancer vaccines in a real-life setting. We look forward to discussing our results with the FDA and developing a strategy for registration,” said Garo H. Armen, PhD, chairman and CEO of Antigenics.
“These data are entirely consistent with the extensively published work with the heat shock protein approach and the mechanism through which it acts,” said Pramod K. Srivastava, PhD, founding scientist of Antigenics, and Professor and Chairman of the Department of Immunology at the University of Connecticut School of Medicine. “These results lay the clinical foundation for the development of the heat shock protein approach against a wide range of common solid cancers, such as those of colon, lung, breast, prostate, ovary and other tissues.”
Study Findings
The Phase 3, international, multicenter, open-label trial (C-100-21) randomized 322 patients with stage IV melanoma to one of two treatment arms: Oncophage or physician’s choice in a 2:1 ratio favoring Oncophage, and stratified based on AJCC metastatic stage (M1a, M1b, M1c). Physician’s choice included interleukin 2 (IL-2) and/or dacarbazine-/temozolomide-based therapy and/or complete tumor resection, and could also include any other licensed treatments for cancer. The primary endpoint of the trial is overall survival.
Of the 215 patients randomized to the Oncophage arm, 133 received vaccine. Researchers observed that patients in the Oncophage arm with category M1a stage IV melanoma experienced an extension in median survival of greater than 50 percent compared with the same category of patients in the physician’s choice arm. Overall, patients in the intent-to-treat Oncophage arm (M1a, b and c combined) fared similarly to those in the physician’s choice arm in terms of survival.
“The physician’s choice regimen provides a robust comparator, as this arm included a regimen comprised of licensed therapies for melanoma as well as the option for physicians to add surgery and any other available anticancer agents,” said Renu Gupta, MD, Antigenics’ senior vice president of development. “Given this, we are very much encouraged by the early indication of a potential survival benefit in patients in the M1a category and look forward to the maturation of these data.”
The company is working with study investigators to present further details of the data at scientific meetings, as well as to publish the final findings in a peer-reviewed medical journal.
About Oncophage

Derived from each individual’s tumor, Oncophage, which is an investigational therapy, contains the ‘antigenic fingerprint’ of the patient’s particular cancer, and in theory is designed to reprogram the body’s immune system to target only cancer cells bearing this fingerprint. Oncophage is intended to leave healthy tissue unaffected and limit the debilitating side effects typically associated with traditional cancer treatments such as chemotherapy and radiation therapy. Oncophage has been granted fast track and orphan drug designations from the US Food and Drug Administration (FDA) in both metastatic melanoma and renal cell carcinoma.
About Melanoma
Melanoma is the most serious form of skin cancer. According to the American Cancer Society, melanoma accounts for only 4 percent of skin cancer cases, yet it causes about 79 percent of skin cancer deaths. The American Cancer Society also estimates that physicians will diagnose about 59,580 new cases of melanoma in the United States in 2005, and that the disease will kill approximately 7,770 people. The incidence of melanoma is growing at a rate of approximately 3 percent per year, based on a report from the American Cancer Society.
Oncologists treat advanced or metastatic melanoma, also known as stage III or IV melanoma, with surgery, radiation therapy, immunotherapy or chemotherapy, depending on the case. Approximately 15 percent of all melanoma patients at the time of first diagnosis have stage III or stage IV disease. Existing treatments have not significantly improved overall survival of patients with melanoma. According to published literature, the median survival of patients with late stage III melanoma is about 24 months, and patients with stage IV melanoma have a median survival of about seven months. Although oncologists use various treatments, the only FDA-approved therapies for patients with metastatic melanoma are high-dose intravenous interleukin 2 and alpha interferon, another human cytokine.
About Antigenics
Antigenics is working to develop patient-specific immunotherapeutics and revolutionary treatments for cancers and infectious diseases. The company’s lead product in development is Oncophage, a late-stage, patient-specific cancer vaccine being evaluated in several indications, including renal cell carcinoma and metastatic melanoma. Antigenics’ portfolio of investigational products also includes AG-858 (HSPPC-70), a patient-specific cancer vaccine in Phase 2 development; two liposomal cancer treatments, Aroplatin™ and ATRA-IV; and AG-702/AG-707, a Phase 1 genital herpes program.
Conference Call Information
Antigenics executives, including Chairman and CEO Garo Armen, Senior Vice President of Development Renu Gupta and Founding Scientist Pramod Srivastava, as well as renowned melanoma physician and scientist Dr. John Kirkwood of The University of Pittsburgh Cancer Institute, will host a conference call at 9:00 a.m. EDT today. To access the live call, dial 888.271.9082 (domestic) or 706.679.7741 (international). The call will also be webcast and will be accessible from the company’s website at www.antigenics.com/investors/. A replay will be available approximately two hours after the call through midnight EDT on October 24. The replay number is 800.642.1687 (domestic) or 706.645.9291 (international), and the access code is 1259507. The replay will also be available at www.antigenics.com/investors/.
Footnote

1The Kaplan-Meier method is an estimate of the cumulative probability of survival for a set of data.
This press release contains forward-looking statements, including statements regarding the indication of substantial clinical benefit to Oncophage-treated patients in the trial; the timing of the final analysis of the trial; the commencement and timing of a Phase 3 study for the purposes of registering Oncophage in this patient group; the import of this data for Antigenics’ technology platform; the company’s ability to create personalized cancer vaccines in a real-life setting; the ability of these preliminary findings to lay the clinical foundation for use of the HSP approach against a wide range of common solid cancers; and the presentation and publication of further details of data from this trial. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, that the final analysis of the data may not demonstrate a statistically significant survival benefit for any cohort within the treatment arm; that any positive results may not be replicated in future clinical trials of Oncophage for melanoma or in any other cancers; that the company may fail to successfully negotiate a registration plan with the FDA or do so in the time frame contemplated; the need for and extent of additional clinical trials; decisions by regulatory agencies; and the factors described under Factors That May Impact Future Results in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of Antigenics’ Form 10-Q as filed with the Securities and Exchange Commission on August 9, 2005. Antigenics cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this document, and Antigenics undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics’ business is subject to substantial risks and uncertainties, including those identified above. When evaluating Antigenics’ business and securities, investors should give careful consideration to these risks and uncertainties.
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